Exhibit 99.1

MicroVision Announces Strong Second Quarter 2015 Results; Quarterly Revenue Reaches $4 Million

Company builds on momentum with significant year-over-year revenue growth

REDMOND, Wash.--(BUSINESS WIRE)--July 29, 2015--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and imaging technology, today announced its results for the second quarter of 2015.

MicroVision continued to build on the strong momentum witnessed in 2014. Revenue in the quarter was $4 million, showing significant growth both year-over-year and sequentially. The company delivered three times as many components to its Fortune Global 100 customer during the second quarter as it did in the first quarter 2015. Revenue for the quarter was comprised of component deliveries (product), royalties and contract revenue: component deliveries and royalties accounted for $2.5 million while $1.5 million was from contract revenue following completion of a display module support services agreement with MicroVision’s Fortune Global 100 customer.

In addition to increasing shipments of components, MicroVision continued to engage in cooperative business development activities with its Fortune Global 100 customer. Also during the second quarter, the company continued to make solid progress developing product opportunities for pico projection and other applications.

The following financial results are for the three and six months ended June 30, 2015, compared to the same periods one year earlier.

  Revenue was $4.0 million for the second quarter 2015 compared to $611,000 for the second quarter a year ago. Revenue for the first half of 2015 was $4.9 million, compared to $1.8 million for the first half of 2014.
  Operating loss for the second quarter of 2015 was $2.8 million, compared to $3.4 million for the second quarter a year ago. Operating loss was $6.7 million for the first half of 2015, compared to $6.5 million for the first half of 2014.
  Net loss for the second quarter of 2015 was $2.8 million, or $0.06 per share, compared to $3.4 million, or $0.08 per share, for the same quarter a year ago. Net loss was $6.7 million, or $0.15 per share, for the first half of 2015 compared to $11.4 million, or $0.29 per share, for the first half of 2014. The first half 2014 net loss includes a $5.0 million non-cash loss recognized on the fair value adjustment of MicroVision’s warrant liability.
  For the second quarter of 2015, cash used in operations was $3.6 million compared to $3.7 million for the same period in 2014. For the six months ended June 30, 2015, cash flow provided by operations was $1.5 million compared to cash used in operations of $6.7 million for the same period in 2014.

As of June 30, 2015, backlog was $15.0 million. The company expects to fulfill this backlog in the second half of 2015 and into 2016. Cash and cash equivalents were $15.1 million. In the second quarter 2015, MicroVision received $900,000 in proceeds from the exercise of warrants and gross proceeds of $1.8 million from the sale of stock through an At-the-Market (ATM) equity facility established in May 2015. Net proceeds from these activities are included in the cash and cash equivalents.

Conference Call

The company will host a conference call today to discuss its second quarter 2015 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-800-446-1671 (for U.S. participants) or + 1-847-413-3362 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 40272408. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section on the Investor’s page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 1-888-843-7419 (U.S.) or (International) +1-630-652-3042, pass code 4027 2408#. The phone-in replay will be available through August 5, 2015.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection and imaging solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented technology helps OEMs break down display boundaries and offer enhanced visibility to mobile experiences. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including “expects” and those relating to product opportunities and potential applications of MicroVision technology are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2015	2014

Assets
Current Assets
Cash and cash equivalents	$15,085	$8,349
Accounts receivable, net	1,320	669
Inventory	348	116
Other current assets	542	491
Total current assets	17,295	9,625

Property and equipment, net	1,519	894
Restricted cash	435	435
Intangible assets, net	909	973
Other assets	18	18
Total assets	$20,176	$11,945

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,971	$1,626
Accrued liabilities	3,269	2,729
Deferred revenue	1,284	-
Billings on uncompleted contracts in excess of related costs	5	230
Total current liabilities	6,529	4,585

Deferred revenue, net of current portion	6,653	-
Deferred rent, net of current portion	417	488
Total liabilities	13,599	5,073

Commitments and contingencies

Shareholders' Equity
Common stock at par value	47	45
Additional paid-in capital	482,090	475,656
Accumulated deficit	(475,560)	(468,829)
Total shareholders' equity	6,577	6,872
Total liabilities and shareholders' equity	$20,176	$11,945

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Product revenue	$2,182	$1	$2,923	$2
Royalty revenue	324	18	468	26
Contract revenue	1,537	324	1,553	341
Development revenue	-	268	-	1,461
Total revenue	4,043	611	4,944	1,830

Cost of product revenue	2,074	33	3,111	23
Cost of contract revenue	782	135	789	144
Total cost of revenue	2,856	168	3,900	167

Gross margin	1,187	443	1,044	1,663

Research and development expense	2,011	2,236	3,909	4,779
Sales, marketing, general and administrative expense	1,946	1,841	3,867	3,800
Gain on sale of previously reserved inventory	-	(228)	-	(455)
Total operating expenses	3,957	3,849	7,776	8,124

Loss from operations	(2,770)	(3,406)	(6,732)	(6,461)

Loss on warrant exchange	-	-	-	(4,967)
Other income, net	1	5	1	9

Net loss	$(2,769)	$(3,401)	$(6,731)	$(11,419)

Net loss per share - basic and diluted	$(0.06)	$(0.08)	$(0.15)	$(0.29)

Weighted-average shares outstanding - basic and diluted	46,663	43,015	45,818	38,951

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
ir@microvision.com
or
Katie Foley, 732-212-0823 (media)
katief@lotus823.com